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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of
J. C. Penney Funding Corporation:


We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-28390, 33-66070, 33-66072, 333-33343, 333-27329, 333-45536,
333-62066, 333-73140) and Form S-3 (No. 333-57019, 333-74122) of J. C. Penney
Company, Inc. of our report dated February 20, 2003, relating to the balance sheets of J. C. Penney Funding Corporation as of January 25, 2003 and January 26, 2002, and the related statements of income, reinvested earnings, and cash flows for each of the years in the three-year period ended January 25, 2003, which report appears in the Annual Report on Form 10-K of J. C. Penney Funding Corporation for the year ended January 25, 2003.



                                               /s/ KPMG LLP


Dallas, Texas
April 10, 2003